[FORM OF] EXPENSE LIMITATION

AGREEMENT

This EXPENSE LIMITATION AGREEMENT (the “Agreement”) is made as of the 1st day of May, 2019, by and between SUNAMERICA SERIES TRUST, a Massachusetts business trust (the “Trust”), and SUNAMERICA ASSET MANAGEMENT, LLC, a Delaware limited liability company (the “Adviser”).

WHEREAS, the Adviser serves as the investment adviser to each series of the Trust pursuant to an Investment Advisory and Management Agreement, dated January 1, 1999, as amended (the “Advisory Agreement”); and

WHEREAS, the Trust, on behalf of the Portfolios listed on Exhibit A to this Agreement (each, a “Portfolio” and collectively, the “Portfolios”), and the Adviser desire to enter into an agreement whereby the Adviser agrees to waive its fees and/or reimburse expenses for each Portfolio to the extent necessary to cap the annual fund operating expenses of the Portfolio at certain levels.

NOW THEREFORE, it is hereby agreed between the parties hereto as follows:

1.

The Adviser agrees to waive its fees and/or reimburse expenses to the extent necessary so that the “annual fund operating expenses” for each Portfolio or class thereof set forth on Exhibit A, as described in the registration statement form applicable to the Trust, do not exceed the percentage of average daily net assets set forth on Exhibit A. Annual fund operating expenses shall not include extraordinary expenses (i.e., expenses that are unusual in nature and/or infrequent in occurrence, such as litigation), or acquired fund fees and expenses, brokerage commissions and other transactional expenses relating to the purchase and sale of portfolio securities, interest, taxes and governmental fees; and other expenses not incurred in the ordinary course of the Trust’s business on behalf of a Portfolio. Exhibit A to this Agreement may be amended from time to time to reflect the termination and/or modification of any waivers/reimbursements with respect to a Portfolio or class thereof.

2.

This Agreement shall be effective as of the date first written above and shall continue in effect with respect to each Portfolio until April 30, 2020 (the “Expiration Date”), unless earlier terminated by the Board of Trustees of the Trust, including a majority of the independent trustees. Independent trustees are trustees who are not deemed to be “interested persons” of the Trust, as defined under Section 2(a)(19) of the Investment Company Act of 1940, as amended. This Agreement shall continue in effect for successive one-year periods from the Expiration Date only if the Adviser notifies the Trust, on behalf of a Portfolio, prior to the Expiration Date that it agrees to extend the current expense cap applicable to the Portfolio for an additional one- year period. Upon the termination of the Advisory Agreement, this Agreement shall automatically terminate.

3.

The Adviser hereby retains the right to receive reimbursements of, and the Trust, on behalf of a Portfolio, hereby agrees to reimburse, reductions of the fees paid to the Adviser under the Advisory Agreement and the expenses paid by the Adviser or reimbursed by it in accordance with paragraph 1 above, for a period of two years after the occurrence of any waiver and/or reimbursement; provided that such payments to the Adviser shall not be made if it would cause the annual fund operating expenses of the Portfolio or class thereof to exceed the lesser of (a) the expense limitation in effect at the time the waiver and/or reimbursement occurred, or (b) the current expense limitation in effect, if any.

4.	This Agreement shall be constructed in accordance with the laws of the State of New York without giving effect to principles of conflicts of law.

5.	This Agreement may be amended by mutual consent of the parties hereto in writing.

6.

The Declaration of Trust establishing SunAmerica Series Trust, dated September 11, 1992, a copy of which, together with all amendments thereto, including amended and restated Declarations of Trust (the “Declaration”), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name “SunAmerica Series Trust” refers to the Trustees under the Declaration collectively as trustees, but not as individuals or personally, and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the “Trust Property” only shall be liable.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

SUNAMERICA SERIES TRUST

By:

Name: John T. Genoy
Title: President

SUNAMERICA ASSET MANAGEMENT, LLC

By:

Name: Peter A. Harbeck
Title: President and Chief Executive Officer

EXHIBIT A

EXPENSE CAPS

	ANNUAL TOTAL FUND OPERATING EXPENSES (as a percentage of average daily net assets)
Portfolio	Class 1 Shares	Class 2 Shares	Class 3 Shares
SA American Funds VCP Managed Allocation Portfolio	0.28%	–	0.53%
SA BlackRock VCP Global Multi Asset Portfolio	0.91%	–	1.16%
SA Fidelity Institutional AM® International Growth Portfolio	0.88%	--	1.13%
SA Fixed Income Index Portfolio	0.34%	–	0.59%
SA Fixed Income Intermediate Index Portfolio	0.34%	–	0.59%
SA Goldman Sachs Multi-Asset Insights Portfolio	0.81%	–	1.06%
SA International Index Portfolio	0.52%	–	0.77%
SA Index Allocation 60/40 Portfolio	0.18%	–	0.43%
SA Index Allocation 80/20 Portfolio	0.18%	–	0.43%
SA Index Allocation 90/10 Portfolio	0.18%	–	0.43%
SA Invesco VCP Equity-Income Portfolio	0.98%	–	1.23%
SA Legg Mason Tactical Opportunities Portfolio	0.81%	–	1.06%
SA Mid Cap Index Portfolio	0.40%	–	0.65%
SA PIMCO VCP Tactical Balanced Portfolio	0.91%	–	1.16%
SA Schroders VCP Global Allocation Portfolio	0.90%	–	1.15%
SA Small Cap Index Portfolio	0.45%	–	0.70%
SA T. Rowe Price Asset Allocation Growth Portfolio	0.81%	–	1.06%
SA T. Rowe Price VCP Balanced Portfolio	0.90%	–	1.15%
SA VCP Index Allocation Portfolio	0.28%	–	0.53%
SA Emerging Markets Equity Index Portfolio	0.58%	--	0.83%
SA Global Index Allocation 60/40/Portfolio	0.18%	--	0.43%
SA Global Index Allocation 75/25 Portfolio	0.18%	--	0.43%
SA Global Index Allocation 90/10 Portfolio	0.18%	--	0.43%
SA Large Cap Growth Index Portfolio	0.35%	--	0.60%
SA Large Cap Value Index Portfolio	0.35%	--	0.60%